WINNEBAGO MOTORHOME
PROFITABILITY IMPROVEMENT BONUS PLAN

1.    Purpose. The purpose of the Winnebago Motorhome Profitability Improvement Bonus Plan (the “Plan”) is to promote the growth and profitability of Winnebago Industries, Inc. (the “Company”) by providing certain members of its executive leadership team with an incentive to achieve targeted operating margin levels for the Winnebago Motorhome business during the period commencing on August 31, 2025 and ending on August 26, 2028 (the “Term”).
2.    Authority; Administration.
a.    Administrator. The Plan shall be administered by the Human Resources Committee of the Board of Directors of the Company (the “Committee”).
b.    Powers and Duties. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of the Plan, including but not limited to determining final payouts under any Award. All interpretations, decisions, or determinations made by the Committee pursuant to the Plan shall be final and conclusive.
The Committee may make modifications and/or provide adjustments to or waivers of the achievement of performance measures under specified circumstances such as (i) the occurrence of events that are unusual in nature, infrequently occurring or significant that were not anticipated by the Committee when the performance objectives were established, such as a Change in Control or Corporate Transaction (as defined in Section 7), an equity restructuring, acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs or (ii) a change in applicable tax laws or accounting principles. Any such modification, waiver and adjustment will be determined by the Committee in its sole discretion. The Committee may, in its discretion and based on such considerations as it deems appropriate, adjust any amount otherwise determined by the application of the performance objectives to be otherwise payable in connection with an Award.
3.    Participation Eligibility. In order to become a participant in the Plan, an employee of the Company must be designated by the Committee and receive an Incentive Award Notice (a “Participant”).
4.    Nature of the Plan and Goals. The Plan is a three-year program that provides for the opportunity for incentive payments upon achievement of specified Operating Margin performance goals over trailing 12-month periods during the Term. The trailing 12-month periods may overlap, and more than one goal can be reached on the same date.

5.    Payment.
a.    The Committee will determine whether a Goal set forth in the Participant’s Incentive Award Notice has been met, and if so, will certify attainment of such Goal. Each amount (if any) due upon attainment of a Goal under an Award will be paid one-half in the form of a cash payment, and one-half in the form of a grant of restricted stock units of the Company (“RSUs”).
b.    Cash payment(s), if any, will be paid no later than sixty days after the Committee certifies attainment of the relevant Goal set forth in the applicable Incentive Award Notice. RSUs will be granted on the same day that the Committee certifies attainment of the relevant Goal, with the number of RSUs determined by dividing the value of the portion of the Award to be paid in the form of RSUs by the closing price of Company common stock on the grant date. RSUs will be granted under the Company’s Equity Plan on the Company’s standard form of RSU award agreement, provided that (i) such RSUs will vest one year from the date of grant, subject to the Participant remaining in continuous employment until the vesting date; and (ii) notwithstanding subsection (i), any outstanding RSUs will fully vest if the Participant is involuntary terminated by the Company without Cause. Any payment of cash or settlement of RSUs made under this Plan shall be subject to any employment and income tax withholding and other deductions as required by law.
6.     Termination; Role Changes.
a.     Except as provided in Section 7(a), any voluntary or involuntary termination of Participant’s employment from the Company prior to the Committee’s certification of the attainment of one or more of the Goals will result in the forfeiture of the Participant’s Award and any right to payment thereunder.
b.     If the Participant’s role at the Company no longer relates specifically to the WMH Business prior to attainment of one or more of the Goals, the Participant’s Award will be cancelled and forfeited without consideration. In the event that the Participant’s Award is cancelled pursuant to this subsection (b), the Committee (or Company in the case of any Participant who is not an executive officer of the Company) has discretion, in determining the compensation package for the new role, to take into account actual or predicted progress towards the Goals set forth under this Plan.
7.     Change in Control; Corporate Transactions.
a.    In the event of a Corporate Transaction where the Company is not the surviving entity, this Plan shall be binding upon the Company’s successors and assigns. Except as set forth in Section 7(b), any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) must perform all of the Company’s obligations hereunder in the same manner and to the same extent that the

Company would have been required to perform if no Corporate Transaction had taken place, and Awards under the Plan shall remain outstanding and be governed by their respective terms, subject to adjustment under Section 2(b).
b.    If the Participant experiences an involuntary termination of employment from the Company for reasons other than Cause, or terminates his or her employment for Good Reason (as defined in the change in control agreement between the Participant and the Company) after a Corporate Transaction but prior to the last day of the Term, then the next unvested Tranche of an Award shall immediately vest, and be paid 100% in cash within sixty days after the termination of employment. For example, if at the time of the Participant’s termination, only Tranche 1 has vested, then Tranche 2 (but not Tranche 3) will vest. If no Tranches have vested, then only Tranche 1 will vest.
c.    If the Company or its successor cancels outstanding Awards under the Plan upon a Corporate Transaction, then the next unvested Tranche of an Award shall immediately vest upon the Corporate Transaction, and shall be paid 100% in cash within sixty days after the Change in Control or Corporate Transaction.
8.    Definitions.
“Award” means the opportunity to receive cash and RSUs upon achievement of specified Goals during the Term.
“Cause” means, unless otherwise defined in a then-effective written agreement between a Participant and the Company or any affiliate, a Participant’s (i) material failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company's business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business or any of their customers, employees or vendors.
“Change in Control” is defined in the Equity Plan.
“Corporate Transaction” is defined in the Equity Plan.
“Equity Plan” means the Company’s Amended and Restated 2019 Omnibus Incentive Plan, as amended from time to time, or any successor equity plan.

“Net Revenue” means Net Revenues for the WMH Business, calculated in accordance with GAAP and consistently with the Company’s audited financial statements.
“Operating Income” means Net Revenue less Cost of Goods Sold less Operating Expenses of the WMH Business, calculated in accordance with GAAP and consistently with the Company’s audited financial statements.
“Operating Margin” means Operating Income as a percentage of Net Revenue.
“WMH Business” means the Company’s “Winnebago motorhomes” operating segment (within the Company’s Motorhome RV reportable segment).
9.    Recoupment of Incentive Compensation. Notwithstanding anything herein to the contrary, payments under the Plan shall be subject to forfeiture and recoupment to the extent required under federal law or other action in accordance with the Company’s Executive Officer Incentive Compensation Recovery Policy, as may be amended or amended and restated from time to time, and any other compensation recovery policy adopted by the Board of Directors or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s shares of common stock are then listed, or as otherwise required by law. This Plan will be unilaterally and automatically amended by the Committee to comply with any such compensation recovery policy.
10.    Governing Law. The consideration and operation of the Plan shall be governed by the laws of the State of Minnesota.
11.    Employment Rights. Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company, or affect the right of the Company to terminate a Participant’s employment at any time, with or without Cause, without regard to the effect it may have upon the Participant’s eligibility to receive an Award or payment on account of an Award.
12.    Nontransferability; Unfunded. This Agreement is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Participants shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and any such attempted transfer will be of no effect and will result in the cancellation of the Award. The Company’s obligation to pay an Award under the Plan is unfunded and any such payment will be made from the general assets of Company. To the extent a Participant has or acquires a right to receive a payment pursuant to this Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
13.    Section 409A. The intent of the parties is that Awards, and payments and benefits under this Plan shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered in accordance with this intent. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate and distinct payment for purposes of Section 409A. If a payment under this Plan is to be made within a designated period which does not begin and end within one calendar year, the Participant does not have a right to designate the year of the payment.
14.    Amendment. The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without prior notice to any person affected by this Plan, except that no such amendment may materially impair the rights of any Participant with respect to an outstanding Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules.